Exhibit 10.5

STRICTLY CONFIDENTIAL - LEGAL PRIVILEGE

Agreement on Warrants – U.S.

Between	Zealand Pharma A/S

Sydmarken 11

DK-2860 Søborg

Denmark

and	Frank Sanders

(the "Warrant Holder")

TABLE OF CONTENTS

1	Purpose	3

2	Grant of Warrants	3

3	Vesting of Warrants	3

4	Exercise of the Warrants	4

5	value Cap for each grant	4

6	Transfer of shares	4

7	Transferability of Warrants to another party	5

8	Buy Back of Warrants - cash settlement	5

9	Conditions for New Shares issued following Exercise of the Warrants	5

10	Leaver provisions	5

11	Claw-back	6

12	Tax Implications	6

13	adjustments of the conditions for warrants in case of certain events	6

14	Capital increase in connection with the Exercise of the Warrants	8

15	Other terms	9

16	Data protection	9

17	Governing Law and Venue	9

18	Acceptance of the terms	9

19	Appendix: formulas for Adjustment of the Conditions for Warrants in case of certain Changes in the Company's Capital Structure	10

This Agreement on Warrants (the "Agreement") is entered into on 14 September 2020 between:

(1)	Zealand Pharma A/S, CVR no. 20 04 50 78, Sydmarken 11, 2860 Søborg Denmark (the "Company") and

(2)	the person who has accepted this Agreement, thereby becoming a warrant holder (the “Warrant Holder”)

- the Company and the Warrant Holder hereinafter collectively referred to as the "Parties" and separately as a "Party"

1	Purpose

1.1	The purpose of offering warrants is to attract, retain and motivate eligible employees, by creating a common interest in the Company’s growth and the development of the share price. By offering warrants, the Board of Directors of the Company (“the Board”) also wants to reward all employees for dedicated and focused results supporting the Company’s long term development and growth.

2	Grant of Warrants

2.1	The Warrant Holder is granted 43,217 warrants in the Company free of charge (the "Warrants"). Each Warrant entitles the Warrant Holder to subscribe for one share of nominally DKK 1, at a subscription price of DKK 216.80 that is equal to the market price of the Company's shares at the time of grant (the "Subscription Price"), in accordance with the terms of this Agreement and the Company's Articles of Association.

2.2	The value of each Warrant is DKK 89.80, and the total value of the Warrants granted is DKK 3,880,887. (The total value is the value of each Warrant multiplied with the total number of Warrants granted.)

2.3	The Warrant Holder receives a Warrant grant with a value corresponding to a certain percentage of the Warrant Holder’s annual fixed salary, that may be adjusted upwards or downwards at the Board’s discretion. The value of the Warrants is determined in accordance with recognized valuation methods such as the Black Scholes formula.

2.4	It is a condition for the grant of Warrants as set out in this Agreement that the Warrant Holder has entered into an employment contract with the Company or a subsidiary of the Company (the "Employer"), and not under notice, at the date of this Agreement.

2.5	Participation in the grant under this Agreement does not entitle an employee to future grants or participation in future reward plans.

3	Vesting of Warrants

3.1	The Warrants vest in equal tranches over three years after the date of grant, with 1/3 of the Warrants vesting each year. This means that the first 1/3 of the Warrants will vest on 14 September 2021, the second 1/3 will vest on 14 September 2022 and the final 1/3 on 14 September 2023. The date on which Warrants vest is referred to as the "Vesting Date". Warrants are not subject to any performance targets other than the share price, which must be higher at the time of vesting than at the time of grant for the Warrants to have any value. The period from the Grant Date until the Vesting Date is referred to as the Vesting Period.

3.2	For the Warrants to vest, the Warrant Holder must be employed by the Employer throughout the Vesting Period.

4	Exercise of the Warrants

4.1

The Warrants have a total lifetime of 10 years, which means that the Warrants have an exercise period starting from their respective Vesting Date until, and including, 13 September 2030 (the “Exercise Period”). This means that 1/3 of the Warrants have an exercise of period of 9 years, 1/3 have an exercise period of 8 years and the remaining 1/3 have an exercise period of 7 years.

During the Exercise Period, the Warrants may be exercised during specific trading windows following the Company’s publication of quarterly reports (including annual and semi-annual reports). The exact dates for the trading windows will be displayed on the online portal on the Company’s intranet. Warrants not exercised on or before the last day of the Exercise Period will automatically lapse and become void without any further notice or compensation.

4.2	Upon exercise, the Warrant Holder may, for each Warrant, subscribe for 1 share in the Company of a nominal value of DKK 1.00 at the Subscription Price. The Subscription Price may be regulated due to extraordinary events as set out in this Agreement.

4.3	To exercise his/her Warrants, the Warrant Holder must electronically give notice to the Company, using the online portal available on the Company's intranet. Practicalities in connection with the exercise of the Warrants may be changed by the Company. In that case, the Warrant Holder will be notified in writing by the Company.

4.4	The Warrant Holder will pay in cash to the Company an amount equal to the total value of the Warrants (the "Subscription Amount") at the same time as giving notice of the exercise of the Warrants.

5	value Cap for each grant

5.1	The gross return from the exercise of each grant of Warrants cannot exceed a value of more than five times the annual base salary (the “Value Cap”) of the individual Warrant Holder.

5.2	The annual base salary is calculated as the annual fixed salary payable by the Employer to the Warrant Holder at the time of grant, prior to any payment or deduction of any tax or pension obligations, but does not include benefits, bonuses or any other potential compensation payable by the Employer or the Company, including Warrants or other share-based instruments.

5.3	The gross return means the aggregated and total return of each Warrant grant, available to the Warrant Holder through the exercise of Warrants during the Exercise Period. The gross return is calculated as the difference between the Subscription Amount and the average closing price of the Company’s shares on Nasdaq Copenhagen for the five days prior to one or more exercises of Warrants in a single grant.

5.4	If the aggregated gross return, as defined in Clause 5.3 above, exceeds the Value Cap, any remaining Warrants for the grant in question which exceeds the Value Cap, will lapse without compensation.

6	Transfer of shares

6.1	It is a precondition for the Company's transfer of shares to the Warrant Holder that he/she opens a securities account with a bank. Any costs arising from such securities account shall be borne by the Warrant Holder. Once the Company has received the correct Subscription Amount, the Warrant Holder will receive a transfer of the shares. The shares will be transferred as soon as possible and in a manner decided by the Company at its sole discretion. Costs related to the transfer of shares to the Warrant Holder’s account will be borne by the Company.

6.2	Any sale of Company shares by any employee of the Company is subject to the provisions on insider trading applicable at any time, including the Company's internal rules governing trade in Company-issued securities. This also applies to shares subscribed for by exercising Warrants.

7	Transferability of Warrants to another party

7.1	Each Warrant is a non-negotiable instrument. The Warrant Holder must request the Board’s written consent for any transfer, pledging or other assignment of a Warrant. The request may be granted, denied or conditioned at the Board’s discretion.

7.2	The Warrants must not be subject to enforcement of any kind and must not be lodged as security towards a third party.

8	Buy Back of Warrants - cash settlement

8.1	Upon exercise of the Warrants as set forth in Clause 4, the Company is entitled, at its sole discretion, to make a cash settlement and to buy back the Warrants instead of issuing the shares which have been subscribed for. If the Company decides to make use of this possibility, the Warrant Holder will be informed of the decision to buy back the Warrants within 30 days following the receipt of the exercise notice in the online portal. The buy back of the Warrants will happen automatically.

8.2	A buy back means that the Company will pay the Warrant Holder a cash amount for each Warrant that is equivalent to (a) the subscription price plus (b) the difference between (i) the average market price per share on the date of the exercise and (ii) the Subscription Price (a+b= the “Cash Amount”). Where legally required, the Cash Amount shall be paid after deduction of the necessary tax and other statutory amounts that the Employer is required to withhold. Once the Company has realised the payments, the relevant Warrants are considered transferred back to the Company.

9	Conditions for New Shares issued following Exercise of the Warrants

9.1	The issuance of Warrants decided by the Board, including the related capital increase, is done in accordance with the Clause 8.4 of the Articles of Association of the Company. Consequently, the new shares issued by the exercise of Warrants are regulated by the following terms and conditions:

(i)	the existing shareholders shall not have any pre-emptive right to the new shares;

(ii)	the new shares are issued in the Warrant Holder's name and registered in his/her name in the Company's register of shareholders;

(iii)	the new shares are negotiable shares;

(iv)	the new shares are freely transferable;

(v)	the new shareholders will be entitled to the same rights as the existing shareholders;

(vi)	the new shares will carry the same rights as the existing shares at the time of exercise, and going forward in case of any general change in the rights of the shares in the Company; and

(vii)	the Company shall pay the costs in connection with the issue and exercise of Warrants pursuant to this Agreement.

10	Leaver provisions

10.1	Bad Leavers

10.1.1	Bad Leavers are not entitled to keep any unexercised Warrants, whether these have vested or not. They will lapse immediately on the date of termination (date of notice being served by the Warrant Holder or by the Employer) without any compensation being payable.

Warrant Holders are considered Bad Leavers in scenarios where

•	the Warrant Holder terminates the employment, and this is not due to the Company’s material breach of the employment relationship

•	the Employer terminates the employment due to the Warrant Holder's material breach of the employment relationship

•	the Warrant Holder has been summarily dismissed in a legitimate way due to cause

10.2	Good Leavers

10.2.1

Good Leavers are entitled to keep any Warrants which are vested (see Clause 3.1) on the date of termination of employment (date of notice being served, or date of the Warrant Holder’s death or retirement). The vested Warrants may be exercised in the relevant trading window as set forth in Clause 4, but no later than 6 months after the date of termination of employment. Warrants not exercised as set out in this Clause 10.2.1 will lapse without any compensation.

For the avoidance of doubt, unvested Warrants on the date of termination of employment lapse without any compensation.

Warrant Holders are considered Good Leavers in scenarios where

•	the Employer terminates the employment and this is not due to the Warrant Holder's material breach of the employment relationship

•	the Warrant Holder retires

•	the Warrant Holder dies

•	the Warrant Holder terminates the employment due to a material breach by the Employer

11	Claw-back

11.1	If the Warrants have been granted or vested based on data which turns out to have been falsified, or materially or manifestly misstated, the Company shall – in exceptional cases as determined by the Board in its sole discretion – be entitled to:

(i)	cancel Warrants obtained by the Warrant Holder in relation to the incorrect information or figures, and

(ii)	reclaim from the Warrant Holder, in full or in part, any undue value of shares in the Company delivered, to the extent that the Warrant Holder was or should have been aware of this.

11.2	If any amount reclaimed is not settled within 14 days after the Company's written demand to the Warrant Holder, the Company may set off any amounts repayable pursuant to Clause 11.1 against any outstanding or future amounts owed by the Company to the Warrant Holder, including any salary payments or other remuneration.

12	Tax Implications

12.1	The Parties agree that the total value of the Warrants granted is the value set out in Clause 2.2.

12.2	The tax implications related to the Warrants are a personal matter for the Warrant Holder. The Warrant Holder is encouraged to seek advice from a public accountant or another tax consultant at their own expense.

13	adjustments of the conditions for warrants in case of certain events

13.1	In case of extraordinary events such as the ones listed below, the Board may, at their sole discretion, decide that the conditions for Warrants may be adjusted in accordance with Clause 13.2. In these cases, the Company will notify the Warrant Holder. Within two weeks from the date of the Company’s notification, the Warrant Holder must give notice to the Company if he/she wishes to exercise the Warrants wholly or partly.

13.2	Adjustments in case of liquidation, merger, public offering, acquisition, delisting

13.2.1	In the event that the Company's general meeting passes a resolution to liquidate the Company, the Board (at their sole discretion) can decide that Warrants may be exercised as set forth in Clause 4 within a certain timeframe. If the Warrant Holder does not wish to exercise the Warrants, the Warrants automatically become void without compensation once the Company is finally liquidated.

13.2.2	In the event that the general meeting passes a resolution to merge the Company and such merger results in the Company being discontinued, the Board (at their sole discretion) can decide that Warrants may be exercised within a certain timeframe as set forth in Clause 4. If the Warrant Holder wishes to exercise the Warrants, the Company will ensure the shares are registered in the Warrant Holder's depot at least five trading days before the last day of trading of the Company's shares. If the Warrant Holder does not wish to exercise the Warrants, the Warrants automatically become void without compensation once the Company is finally discontinued.

13.2.3	In the event that a voluntary or mandatory public offer pursuant to Sections 44 - 47 of the Danish Act on Capital Markets is made, the Board (at their sole discretion) can decide that Warrants may be exercised as set forth in Clause 4 within a certain timeframe. If the Warrant Holder does not wish to exercise the Warrants, the Warrants and this Agreement will remain in full effect until the completion of the offer.
Following completion of the offer, the Board can decide that Warrants may be exercised within a four-week period. If the Warrant Holder then does not wish to exercise the Warrants, the Warrants and this Agreement will lapse.

13.2.4	In the event of a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act is initiated, the Board (at their sole discretion) can decide that Warrants may be exercised as set forth in Clause 4 within a certain timeframe. If the Warrant Holder does not wish to exercise the Warrants, the Warrants automatically become void without compensation following the completion of the acquisition of the Company's shares.

13.2.5	In the event that the Company's general meeting passes a resolution to delist the Company from Nasdaq Copenhagen, the Board (at their sole discretion) can decide that Warrants may be exercised as set forth in Clause 4 within a certain timeframe. If the Warrant Holder wishes to exercise the Warrants, the Company will ensure that the shares are registered in the Warrant Holder's depot at least five trading days before the last day of trading of the Company's shares. If the Warrant Holder does not wish to exercise the Warrants, the Warrants automatically become void without compensation following the completion of the delisting of the Company.
Following completion of such delisting, the Board can decide that Warrants may be exercised up to two times a year for the remaining part of the Exercise Period.

13.2.6	In the event that the Company decides to sell the most profitable and material assets of the Company, the Board (at their sole discretion) can decide that Warrants may be exercised as set forth in Clause 4 within a certain time period. If the Warrant Holder does not wish to exercise the Warrants, the Warrants and this Agreement will remain in full effect.

13.3	Adjustments in case of certain changes in the Company's capital

13.3.1	In case changes are made in the Company's capital structure which entail a change in the total value of the Warrants granted, the number or Subscription Price of the Warrants shall be adjusted to avoid affecting the total value of the Warrants, with the exceptions set forth in this Agreement. Further, the Board must have been granted the necessary authority by the general meeting to adjust the number of shares that can be subscribed for by exercising the Warrants.

13.3.1.1	If the number of new shares that may be subscribed for by exercise of the Warrants is adjusted upwards in accordance with this Clause 13.3.1, the Company's maximum share capital shall be increased accordingly.

13.3.1.2	The Subscription Price shall not be reduced to a price lower than the nominal value of the shares (DKK 1). If an adjustment of the Warrants to preserve their value would result in the price being reduced to below the nominal value, the Warrants shall lapse, unless the Warrant Holder accepts that the Subscription Price is increased to the nominal value without compensation.

13.3.2	If the total share capital of the Company is reduced in order to cover losses, the number of shares that the Warrant Holder may subscribe for by exercising the Warrants shall be reduced (rounded down) proportionately.

13.3.3	Should the competent bodies of the Company make a final decision to issue bonus shares before the Warrant Holder has exercised his/her Warrants, the Subscription Price shall be multiplied by the factor in Clause 19.1.

13.3.4	Should the competent bodies of the Company make a final decision to increase the Company's share capital by subscription of new shares at a price below market price before the Warrant Holder has exercised his/her Warrants, the Subscription Price shall be multiplied by the factor in Clause 19.2.

13.3.5	Should the competent bodies of the Company make a final decision to change the nominal value of the shares (without any other simultaneous changes of the capital of the Company), e.g. in situations not comprised by Clause 13.4.1, before the Warrant Holder has exercised his/her Warrants, the Subscription Price shall be multiplied by the factor in Clause 19.3.

13.3.6	Should the Company decide to distribute dividends, the amount will be considered a distribution to the shareholders, and result in an adjustment of the Subscription Price according to the formula in Clause 19.4.

13.3.7	If the share capital of the Company is reduced by means of payment to the shareholders at a price higher than the market price, the Subscription Price shall be calculated as in Clause 19.5.

13.3.8	If the share capital of the Company is reduced by payment to the shareholders at a price lower than the market price, the Subscription Price shall be calculated as in Clause 19.6.

13.3.9	In the event that the general meeting passes a resolution to demerge the Company, the Warrant Holder is entitled to keep the same potential stake as the exercise of his/her warrants would have resulted in prior to the demerger, adjusted by the ratio between the values of the different surviving companies. This means that, after the demerger, the Warrant Holder will receive a number of Warrants allowing them to subscribe to shares in the company they have the closest relation with. Moreover, the terms stipulated in this Agreement will apply to the surviving Warrants.

13.4	Changes in capital structure leading to no adjustment to Warrants conditions

13.4.1	The following changes in the capital structure of the Company shall not result in any adjustment of the Subscription Price or the number of shares that the Warrant Holder may subscribe for:

(i)	An increase or reduction of the Company's capital at market price, including issue of shares according to Clauses 7.1-7.3 of the Articles of Association of the Company;

(ii)	Issue of shares, options, warrants or the like, possibly at a favorable price, to employees of the Company or to employees of a group-related company, or to some or all Warrant Holders (including Warrant Holder owned companies);

(iii)	Issue of warrants, convertible debt instruments or the like to third parties on usual market terms as part of mezzanine or similar financing;

(iv)	Should the Company participate in a merger as the continuing company;

(v)	Should the competent bodies of the Company make a final decision to change the nominal value of the shares, resulting in the share capital of the Company being reduced before the Warrant Holder has exercised his/her Warrants. The Warrant Holder retains the right to subscribe for the same number of shares at the Subscription Price. However, each Warrant entitles the Warrant Holder to subscribe for 1 share at the new nominal value.

14	Capital increase in connection with the Exercise of the Warrants

14.1	In the event that the Warrant Holder gives notification in accordance with Clause 4 to the exercise the Warrants, the Company shall carry out the related increase in capital.

14.2	The maximum increase in capital that may be subscribed to according to this Agreement is calculated on the basis of Clause 2.2. The maximum amount may be increased or reduced in accordance with the provisions on adjustment(s) set forth in Clause 13.

15	Other terms

15.1	The Company's Articles of Association are available at the Company's office for inspection. Any future amendments to the Company's Articles of Association shall automatically be accepted by the Warrant Holder.

15.2	In connection with the Company’s register of shareholders, a register of all issued Warrants shall be kept.

15.3	In addition to the specific provisions in this Agreement entitling the Board to make adjustments or changes to the plan, the Board is entitled to amend the Agreement, effective for all Warrants granted or vested, at the Board’s sole discretion.

16	Data protection

16.1	In accordance with the General Data Protection Regulation, the Warrant Holder is hereby informed that the personal data relating to the his/her name, contact details, holding of Warrants and shares and salary will be processed to administer the Warrants, to ensure fulfillment of the Company’s contractual obligations toward the Warrant Holder, and to comply with applicable laws, regulations and court orders. The personal data will further be transferred from the Employer where the Warrant Holder is employed to other employers, to the online administration platform provider or to public authorities to the extent required in connection with the allocation or administration of the Warrants. More comprehensive information about the processing of the Warrant Holder’s personal data, including the Warrant Holder’s rights with respect to such processing, can be found on the Company’s intranet.

17	Governing Law and Venue

17.1	The construction, validity and performance of this Agreement shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles. Further, the Danish Stock Options Act shall not apply to this Agreement.

17.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or its breach, termination or validity shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration. Should the Company decide to do so, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration. The place of the arbitration shall be Copenhagen, Denmark and the language of the proceedings shall be English, unless otherwise agreed. If more than one Warrant Holder becomes subject to arbitration proceedings, fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal. The arbitration tribunal shall decide the distribution of costs connected with the arbitration case. The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

18	Acceptance of the terms

18.1	By signing this Agreement electronically, the Warrant Holder agrees, accepts and is aware of the provisions as set forth in this Agreement.

Signed – Martin Nicklasson Title: Chairman of the Board of Directors Signed – Kirsten Drejer Title: Vice Chairman of the Board of Directors

19	Appendix: formulas for Adjustment of the Conditions for Warrants in case of certain Changes in the Company's Capital Structure

19.1	Should the event mentioned in Clause 13.3.3 happen, the Subscription Price will be multiplied by the following factor:

and the number of shares by

where:

A: is the Company's nominal share capital before the issue of bonus shares.

B: is the nominal value of the bonus shares to be issued.

19.2	Should the event mentioned in Clause 13.3.4 happen, the Subscription Price will be multiplied by the following factor:

and the number of shares by

where:

A: is the Company's nominal share capital before the capital increase.

B: is the nominal increase of the share capital.

k: is the market price of the shares before the capital increase.

t: is the Subscription Price for the new shares.

19.3	Should the event mentioned in Clause 13.3.5 happen, the Subscription Price will be multiplied by the following factor:

and the number of shares by

where:

A: is the nominal value of each share after the nominal value of the shares has been changed.

B: is the nominal value of each share before the nominal value of the shares has been changed.

19.4	Should the event mentioned in Clause 13.3.6 happen, the Subscription Price will be adjusted according to the following formula:

TK1 = TK -

where:

TK: is the Subscription Price for the Warrants before the distribution of dividends.

u: is the total amount of dividends.

D: is the total number of shares in the Company.

19.5	Should the event mentioned in Clause 13.3.7 happen, the Subscription Price shall be calculated as follows:

TK1 = TK -

where:

TK: is the Subscription Price for Warrants before the reduction of the share capital.

A: is the nominal share capital of the Company before the reduction of the share capital.

B: is the nominal reduction of the share capital.

k: is the market price of the shares before the reduction of capital.

t: is the rate of the shares by which the share capital is reduced.

19.6	Should the event mentioned in Clause 13.3.8 happen, the Subscription Price shall be calculated as follows:

TK1 = TK +

where:

TK: is the Subscription Price for Warrants before the reduction of the share capital.

A: is the nominal share capital of the Company before the reduction of the share capital.

B: is the nominal reduction of the share capital.

k: is the market price of the shares before the reduction of capital.

t: is the rate of the shares by which the share capital is reduced.